                                                                        FOR IMMEDIATE RELEASE

                                                                                    November 2, 2006

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal 2006 Results

CHARLOTTE, N.C.-November 2, 2006--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for fiscal 2006 increased by 10.2% to $3.27 billion from $2.96 billion in fiscal 2005. Sales for the fiscal fourth quarter ended October 1, 2006 increased by 11.4% to $838 million from $752 million in the fourth quarter of fiscal 2005. The increase in sales was attributable to sales increases at both the Company's Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") thread and technical textiles subsidiary.

The Company reported consolidated net income of $72.3 million, or $1.52 per diluted share for fiscal 2006, an increase of 5.4% from the $68.6 million, or $1.44 per diluted share reported for fiscal 2005. Consolidated net income for the fiscal fourth quarter ended October 1, 2006, was $17.9 million, or $0.37 per diluted share, an increase of 16.1% from the $15.4 million, or $0.32 per diluted share, in the fourth quarter of fiscal 2005. The increase in earnings over the prior fiscal year was driven primarily by improved operating profit at Harris Teeter which was offset, in part, by lower operating profit at A&E and increased net interest expense.  The increase in earnings for the quarterly period resulted from operating profit improvements at both subsidiaries.

Harris Teeter sales for fiscal 2006 increased by 10.5% to $2.92 billion from $2.64 billion in fiscal 2005.  Sales for the fourth quarter of fiscal 2006 were $750.9 million, an increase of 11.9% from the $671.0 million in the fourth quarter of fiscal 2005.  The increase in sales was attributable to new store activity and comparable store sales increases of 3.20% for the year and 2.35% for the fourth quarter and was partially offset by store closings and divestitures.  During fiscal 2006, Harris Teeter opened 16 new stores (5 of which were opened in the fourth quarter), closed or divested 9 older stores and completed the major remodeling of 6 stores (2 of which were expanded in size).   The Company operated 152 stores at October 1, 2006.

Operating profit at Harris Teeter increased by 12.4% to $127.6 million in fiscal 2006 as compared to $113.6 million in fiscal 2005. Operating profit as a percent of sales improved by 8 basis points to 4.37% in fiscal 2006 from 4.29% in fiscal 2005. Operating profit was impacted by new store pre-opening costs (comprised of pre-opening rent, labor and associated fringe benefits and recruiting and relocation costs incurred prior to a new store opening) of $15.8 million (0.54% of sales) and $3.3 million (0.13% of sales) in fiscal 2006 and fiscal 2005, respectively.  Operating profit was also reduced by $2.3 million (0.08% of sales) and $1.6 million (0.06% of sales) in fiscal 2006 and fiscal 2005, respectively, for required reserves and other costs associated with store closings and other expenses in connection with the 2005 Winn-Dixie store acquisition. For the fourth quarter ended October 1, 2006, operating profit was $30.2 million (4.02% of sales), an increase of 12.2% from $26.9 million (4.01% of sales) in the prior year period.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in total and comparable store sales as a result of net new store growth and effective retail pricing, product differentiation and targeted promotional spending programs that drove comparable store sales gains. The sales gains along with continued emphasis on operational efficiencies have provided the leverage to offset incremental costs associated with Harris Teeter's new store development program and increased utilities, store supply costs (driven by petroleum based cost increases), bank card fees and fuel costs. Results for fiscal 2006 and fiscal 2005 were impacted by the Company's accounting for leases. In accordance with Financial Accounting Standards Board ("FASB") Staff Position FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" (which is discussed in greater detail below), operating profit for fiscal 2006 was reduced by $4.6 million for construction period rent that had previously been capitalized. Such amounts are included in the pre-opening costs disclosed above.  Results for fiscal 2005 included a pre-tax $2.9 million charge (0.11% of sales) for a lease accounting correction related to rent holidays.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated, "We are pleased to report that fiscal 2006 was another record year for sales and operating profit at Harris Teeter. These results were achieved at the same time we accelerated our new store opening program. We remain committed to delivering excellent customer service and providing significant value to our customers through targeted promotional programs and effective retail pricing."

A&E's sales for fiscal 2006 increased by 7.4% to $343.2 million from $319.7 million in fiscal 2005.  The increase for the year was driven by domestic sales increases of 10.4% and foreign sales increases of 4.6%.  Foreign sales accounted for approximately 51% and 53% of A&E sales in fiscal 2006 and fiscal 2005, respectively.  Sales for the fourth quarter of fiscal 2006 were $87.4 million, an increase of 7.3% from the $81.4 million in the fourth quarter of fiscal 2005.  The increase for the fourth fiscal quarter was driven by domestic sales increases of 1.4% and foreign sales increases of 13.0%.  Sales increases resulted from the expansion of A&E's global operations through recent acquisitions of Robison-Anton Textile Co., Jimei Spinning Company, TSP Tovarna Sukancev in Trakov d.d ("TSP") (acquired in the fourth quarter of fiscal 2006) and obtaining a majority ownership interest in two joint ventures in South Africa.  TSP manufactures and distributes sewing thread and trimmings for the industrial markets of Europe, particularly the automotive markets of Eastern Europe.  TSP is located in Slovenia and had sales of approximately $8 million in calendar 2005.

A&E's operating profit was $1.6 million for fiscal 2006 compared to $9.0 million in fiscal 2005. For the fourth quarter ended October 1, 2006, A&E recorded operating profit of $1.6 million as compared to $0.7 million in the fourth quarter of fiscal 2005. The reduced operating profit for the year resulted primarily from weak apparel thread manufacturing operating schedules in the Americas, incremental costs associated with the implementation of A&E's strategic initiatives to diversify its product lines and build upon its global footprint and severance costs of $853 thousand recorded in the third quarter of fiscal 2006 associated with a voluntary early retirement program that was offered to certain U.S. associates.  Management remains focused on the integration of the acquired businesses and expanding its product lines throughout A&E's global supply chain.

Dickson said, "We have made substantial progress in the transformation of A&E's business. Our diversification to non-apparel markets continues to grow as a result of our recent acquisitions and we continue to make progress in China by expanding our sales and distribution capabilities. Sales of premium apparel and non-apparel threads continue to increase in China along with our expanding customer base in this key market. Our success in building upon our global footprint and expanding and diversifying our product lines will position A&E for the future and enhance its position as a leader in the worldwide thread and technical textile markets."

Capital expenditures for the consolidated Ruddick Corporation for fiscal 2006 totaled $218.5 million and depreciation and amortization totaled $88.9 million. For the year ended October 1, 2006, Harris Teeter incurred $210.3 million in capital expenditures, A&E incurred $7.6 million in capital expenditures and Corporate invested $0.6 million. In addition to the capital expenditures, during fiscal 2006 Harris Teeter invested a net of $16.7 million ($31.3 million additional investments less $14.6 million received from sales of property investments and partnership distributions) in the development of certain of its new stores.

During fiscal 2006 the Company purchased and retired 395,000 shares of its common stock pursuant to its previously disclosed stock buyback program. The shares were acquired for a total cost of $7.9 million, or an average price of $20.00 per share. There were no stock purchases during fiscal 2005.

Harris Teeter's improvement in operating performance over the last several years and financial position provide the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open 22 new stores (2 of which will be replacements for existing stores) during fiscal 2007. The new store development program for fiscal 2007 is expected to result in a 15.6% increase in retail square footage as compared to a 8.4% increase in fiscal 2006.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $214 million for fiscal 2007.  The new store program for fiscal 2007 calls for expanding Harris Teeter's Northern Virginia market, including the addition of two stores in the District of Columbia and one in each of Delaware and Maryland.  The Company's new store opening schedule for 2007 is more heavily weighted towards openings earlier in the year with 8 stores scheduled to open in the first half of 2007 as compared to 4 stores that opened in the first half of 2006.  Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures.

Fiscal 2007 consolidated capital expenditures are planned to total approximately $225 million, consisting of $214 million for Harris Teeter and $11 million for A&E.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit. On June 7, 2006, the Company closed on a new revolving line of credit that provides for financing up to $350 million through its termination date on June 7, 2011. The new revolving line of credit replaced a previously existing $200 million credit facility dated October 28, 2005. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company's needs and market conditions.

On October 6, 2005, the FASB issued Staff Position ("FSP") FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The new guidance generally applies to leases of land or pad leases including "cold dark shells" where the Company assumes responsibility for store and site construction.  Harris Teeter's construction period typically extends for six to nine months. Under this FSP, rental costs that are incurred during the construction period shall be recognized as rental expense.  Prior to the beginning of the second quarter of fiscal 2006, the Company capitalized such costs during the construction period. As required by the new guidance, the Company has ceased capitalization of construction period rents effective January 2, 2006. Although the proposed statement permits retrospective application to prior periods, the Company did not restate prior periods due to the relatively small percentage of land leases in those periods. Construction period rent of $1.7 million, $1.7 million and $1.2 million was required to be expensed as a non-cash charge during the fourth, third and second quarters of fiscal 2006, respectively.

The Company's management remains cautious in its expectations for fiscal 2007 due to the intensely competitive retail grocery market and challenging textile and apparel environment. Further operating improvement will be dependent on the Company's ability to offset increased operating costs and construction period rents with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the

 Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; the Company's ability to successfully integrate the operations of acquired businesses; the successful execution of initiatives designed to increase sales and profitability; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in seven southeastern states and American & Efird, Inc., a leading manufacturer and distributor of thread and technical textiles with global operations.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		52 WEEKS ENDED
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
NET SALES
Harris Teeter	$ 750,922	$ 671,010	$2,922,679	$2,644,976
American & Efird	87,377	81,430	343,177	319,679
Total	838,299	752,440	3,265,856	2,964,655

COST OF SALES
Harris Teeter	518,208	471,653	2,025,042	1,857,129
American & Efird	67,741	63,435	268,892	241,461
Total	585,949	535,088	2,293,934	2,098,590

GROSS PROFIT
Harris Teeter	232,714	199,357	897,637	787,847
American & Efird	19,636	17,995	74,285	78,218
Total	252,350	217,352	971,922	866,065

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	202,534	172,451	770,000	674,267
American & Efird	18,049	17,313	72,706	69,208
Corporate	1,004	1,722	6,147	7,330
Total	221,587	191,486	848,853	750,805

OPERATING PROFIT (LOSS)
Harris Teeter	30,180	26,906	127,637	113,580
American & Efird	1,587	682	1,579	9,010
Corporate	(1,004)	(1,722)	(6,147)	(7,330)
Total	30,763	25,866	123,069	115,260

OTHER EXPENSE (INCOME)
Interest expense	3,675	3,333	14,125	12,950
Interest income	(113)	(893)	(630)	(2,812)
Net investment gains	52	(526)	(4,447)	(3,388)
Minority interest	159	88	624	952
Total	3,773	2,002	9,672	7,702

INCOME BEFORE TAXES	26,990	23,864	113,397	107,558
INCOME TAXES	9,089	8,441	41,061	38,960
NET INCOME	$17,901	$15,423	$72,336	$68,598

NET INCOME PER SHARE:
Basic	$ 0.38	$ 0.33	$ 1.53	$ 1.45
Diluted	$ 0.37	$ 0.32	$ 1.52	$ 1.44

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,298	47,397	47,233	47,206
Diluted	47,798	47,952	47,687	47,730

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11	$ 0.44	$ 0.44

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	October 1,	October 2,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 29,188	$ 49,185
Temporary Investments	-	12,929
Accounts Receivable, Net	88,582	78,184
Refundable Income Taxes	6,412	-
Inventories	265,703	247,397
Net Current Deferred Income Tax Benefits	11,181	11,775
Prepaid and Other Current Assets	24,379	22,544
Total Current Assets	425,445	422,014

PROPERTY, NET	723,985	597,754
INVESTMENTS	106,942	85,190
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	32,678	31,637
OTHER LONG-TERM ASSETS	65,717	58,876

Total Assets	$1,362,936	$1,203,640

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 10,262	$ 10,666
Current Portion of Long-Term Debt	9,462	8,325
Accounts Payable	186,521	164,989
Federal and State Income Taxes	-	5,086
Accrued Compensation	47,434	42,753
Other Current Liabilities	73,647	59,384
Total Current Liabilities	327,326	291,203

LONG-TERM DEBT	228,269	155,120
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	10,430	12,201
PENSION LIABILITIES	50,745	66,798
OTHER LONG-TERM LIABILITIES	68,724	63,395
MINORITY INTEREST	6,925	5,981

SHAREHOLDERS' EQUITY:
Common Stock	70,729	70,558
Retained Earnings	634,422	582,953
Accumulated Other Comprehensive Income (Loss)	(34,634)	(44,569)
Total Shareholders' Equity	670,517	608,942

Total Liabilities and Shareholders' Equity	$1,362,936	$1,203,640

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	52 WEEKS ENDED
	October 1,	October 2,
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 72,336	$ 68,598
Non-Cash Items Included in Net Income
Depreciation and Amortization	88,910	77,856
Deferred Taxes	(5,027)	(9,528)
Net Gain on Sale of Property	(1,811)	(2,300)
Impairment Losses	2,603	2,500
Share-Based Compensation	2,471	924
Other, Net	1,832	(2,614)
Changes in operating accounts providing (utilizing) cash	(2,576)	10,748
Other, Net	1,000	200
NET CASH PROVIDED BY OPERATING ACTIVITIES	159,738	146,384

INVESTING ACTIVITIES
Capital Expenditures	(218,536)	(129,000)
Purchase of Other Investments	(47,771)	(53,532)
Acquired Favorable Leases	(1,695)	(15,340)
Proceeds from Sale of Property and Partnership Distributions	28,477	20,049
Proceeds from Sale of Temporary Investments	16,859	131,549
Purchase of Temporary Investments	(3,930)	(84,007)
Company-Owned Life Insurance, Net	191	(4,162)
Other, Net	(2,797)	(68)
NET CASH USED IN INVESTING ACTIVITIES	(229,202)	(134,511)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Borrowings	(812)	6,892
Net Proceeds from Revolver Borrowings	80,800	-
Proceeds from Issuance of Long-Term Debt	2,639	-
Payments on Long-Term Debt	(9,447)	(8,242)
Dividends Paid	(20,868)	(20,833)
Proceeds from Stock Issued	4,683	11,577
Share-Based Compensation Tax Benefits	914	1,399
Purchase and Retirement of Common Stock	(7,899)	-
Other, Net	(543)	(60)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	49,467	(9,267)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(19,997)	2,606
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	49,185	46,579

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 29,188	$ 49,185

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 16,486	$ 13,078
Income Taxes	$ 60,536	$ 43,580
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ -	$ 4,385

RUDDICK CORPORATION
OTHER STATISTICS
October 1, 2006
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
4th Fiscal Quarter	$ 17.9	$ 4.3	$ 0.3	$ 22.5
Fiscal Year to Date	69.6	18.1	1.2	88.9

Capital Expenditures:
4th Fiscal Quarter	$ 59.2	$ 1.2	$ -	$ 60.4
Fiscal Year to Date	210.3	7.6	0.6	218.5

Purchase of Other Investment Assets:
4th Fiscal Quarter	$ 2.9	$ 9.9	$ -	$ 12.8
Fiscal Year to Date	31.3	9.9	6.6	47.8

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		149		145
Opened during the period		5		16
Closed during the period		(2)		(9)
Stores in operation at end of period		152		152

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		2.35%		3.20%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.